ANNUAL MEETING RESULTS
An annual meeting of the funds shareholders was held on December 4, 2006. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below:

(1) The funds preferred shareholders elected the following directors:

                                    Shares      Shares Withholding
                                   Voted For    Authority to Vote
Roger A. Gibson...................   520                0
Leonard W. Kedrowski .............   520                0

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

                                    Shares      Shares Withholding
                                   Voted For    Authority to Vote
Benjamin R. Field III ............ 1,396,248          5,100
Victoria J. Herget ............... 1,397,148          4,200
John P. Kayser.................... 1,397,148          4,200
Richard K. Riederer .............. 1,397,148          4,200
Joseph D. Strauss ................ 1,395,835          5,513
Virginia L. Stringer ............. 1,397,148          4,200
James M.Wade ..................... 1,397,148          4,200

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2007. The following votes were cast regarding this matter:

 Shares          Shares                          Broker
Voted For     Voted Against     Abstentions     Non-Votes
1,388,034         2,600           10,714           0